EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of RenovaCare, Inc. and Subsidiaries of our report dated March 28, 2014, on our audits of the consolidated balance sheets of RenovaCare, Inc. and Subsidiaries (a development stage company) (“the Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended and for the period from February 20, 2013 (the date of entering the development stage) to December 31, 2013. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

September 5, 2014